Exhibit 99.1

Sep 17, 2024

Xerox Announces CFO Xavier Heiss to Retire in 2025

Xerox today announced that after over 30 years with the company, Xavier Heiss has decided to retire, effective Feb. 1, 2025. Heiss has served as Chief Financial Officer since 2021.

“Xavier has been a driving force behind many of the transformative initiatives that have reshaped our company, leading us through critical phases of Reinvention and setting us on a path of sustainable growth,” said Steve Bandrowczak, chief executive officer at Xerox. “I want to express my deepest gratitude to Xavier for his exceptional service to Xerox over the past three decades, and I wish him well in retirement next year.”

Mirlanda Gecaj, vice president and chief accounting officer at Xerox, will serve as Heiss’s successor beginning Feb. 1, 2025. Gecaj joined the company in 2022 and has leveraged her extensive experience in accounting, finance, internal audit, and shared services to enhance Xerox’s financial operations and reporting over the past three years.

Bandrowczak added, “I’m proud to welcome Mirlanda Gecaj as our new CFO, a decision that reflects the strength of our talent pool and the effectiveness of our succession planning. She is the ideal leader to step into this crucial role and will continue to help evolve our culture, achieve our financial goals, and drive success for our clients.”

Gecaj’s record of leading business transformation strategy across global technology companies, including PricewaterhouseCoopers and Element Solutions Inc., positions her well to lead the next phase of growth at Xerox. Her career has largely focused on innovation and efficiency, enabling businesses to reconstruct processes and technology while incorporating new ways of working with improved speed and agility. During her tenure at Xerox, Gecaj has been mentored by Heiss and worked to implement financial process standardization and automation resulting in significant cost savings and improved outcomes.

“I am honored to step into the role of CFO at such a pivotal time for Xerox,” said Gecaj. “As a senior leadership team member, I’ve been deeply involved in driving the company’s Reinvention, operational simplification and strategic repositioning efforts. I look forward to continuing this work in my new role, ensuring that we enable sustainable growth in profit and free cash flow while staying true to our core values and long-term vision.”

About Xerox Holdings Corporation (NASDAQ: XRX)

For more than 100 years, Xerox has continually redefined the workplace experience. Harnessing our leadership position in office and production print technology, we’ve expanded into software and services to sustainably power the hybrid workplace of today and tomorrow. Today, Xerox is continuing its legacy of innovation to deliver client-centric and digitally-driven technology solutions and meet the needs of today’s global, distributed workforce. From the office to industrial environments, our differentiated business and technology offerings and financial services are essential workplace technology solutions that drive success for our clients. At Xerox, we make work, work. Learn more at www.xerox.com and explore our commitment to diversity and inclusion.

Justin Capella
+1-203-258-6535